Westmoreland Coal Company
Announces Qualified Opinion on Financial Statements
Progress in Strategic Review of Coal Properties

Philadelphia, PA -- April 18, 1994 --Westmoreland Coal Company (NYSE:WCX) reported today that its outside auditors, KPMG Peat Marwick, had issued a qualified opinion on the Company's 1993 financial statements, filed Friday, April 15 with the Securities and Exchange Commission. The opinion was based on losses associated with the Company's Eastern coal operations, a working capital deficiency caused by classification of its revolving credit and insurance company debt as current liabilities, and violation of various covenants in the Company's principal credit arrangements. These factors "raise substantial doubt about [the Company's] ability to continue as a going concern" Peat Marwick indicated.

	Also on Friday but not until after the filing of the 10-K and auditors' report, Westmoreland reached an agreement in principle to sell the assets of its independent power and cogeneration subsidiary, Westmoreland Energy, Inc. (WEI) for an amount in excess of $50 million plus assumption of equity commitments. That transaction was announced separately today.

	The Company is negotiating with its lenders to amend or restructure its credit facilities. It is expected that the amendments and a restructuring to delay the final maturity dates on the affected obligations will be obtained within 30 days. These obligations have a current balance of $50 million, with $4 million of scheduled payments in June 1994 and final maturities aggregating $46 million during July 1994. It is anticipated that the final maturity dates on these facilities will be rescheduled to correspond with the closing of the WEI sale and that these maturing obligations will be repaid with the WEI sale proceeds.

	The process for the strategic analysis of Westmoreland's Eastern coal properties is continuing and as part of that review, significant interest has been expressed in each of those properties by potential purchasers but it is too early to determine whether the Company will decide to sell any properties or if discussions with the various parties will advance beyond the current stage.

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